Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Philadelphia Suburban Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-4 of Philadelphia Suburban Corporation of our report dated January 28, 1998, relating to the consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income and cash flow for each of the years in the three-year period ended December 31, 1997 which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of Philadelphia Suburban Corporation.

We also consent to the reference to our firm under the heading "Experts" appearing elsewhere herein.




                                         /s/ KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
September 10, 1998